Stan J.H. Lee, CPA
     2160 North Central Rd Suite 203  Fort Lee  NJ 07024
         P.O. Box 436402  San Diego  CA 92143-9402
       619-623-7799  Fax 619-564-3408  stan2u@gmail.com




  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of March 3, 2010 , on the audited financial statements of Swordfish Ventures Inc. as of February 28, 2010 and for the period beginning October 29, 2009 (inception) to February 28, 2010 in S-1/A No 4 that are necessary now or in the near future with the U.S. Securities and Exchange Commission. The firm also consents to being deemed as expert in connection with this filing.


Very truly yours,


 /s/ Stan J.H. Lee, CPA
______________________
Stan J.H. Lee, CPA
April 21, 2011